Exhibit 10.5

COMPANY SHAREHOLDER LOCK-UP AGREEMENT

THIS COMPANY SHAREHOLDER LOCK-UP AGREEMENT (this “Agreement”) is dated as of April 3, 2022, by and between Hypebeast Limited, a Cayman Islands exempted company (the “Company”) and CORE Capital Group Limited, a private company incorporated in the British Virgin Islands (“CORE Capital”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.            The Company, Hypebeast WAGMI Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Iron Spark I Inc., a Delaware corporation (the “SPAC”) entered into an Agreement and Plan of Merger Agreement dated as of April 3, 2022 (as the same may be amended, restated or supplemented, the “Merger Agreement”).

B.            CORE Capital is, as of the date of this Agreement, the controlling shareholder of the Company and the sole legal owner of that certain Pre-Consolidation Shares as set forth opposite CORE Capital’s name on Schedule A hereto, which will be consolidated into certain Company Shares pursuant to the Share Consolidation as contemplated by the Merger Agreement.

C.            CORE Capital is ultimately controlled by Mr. MA Pak Wing Kevin (the “Founder”), an executive director, chairman of the Company Board and chief executive officer of the Company.

D.            As a condition of, and as a material inducement for the SPAC to enter into and consummate the transactions contemplated by the Merger Agreement, CORE Capital has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.            Lock-Up.

(a)            During the Lock-up Period (as defined below), CORE Capital irrevocably agrees that it will not tender, grant, assign, offer, sell, contract to sell, pledge or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, the “Transfer”), directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any contract, option, swap, hedge or other arrangement with respect to the Transfers of, in whole or in part, the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Company.

(b)            In furtherance of the foregoing, the Company will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Company’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by CORE Capital to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)            For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)            For purpose of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending on the date that is the one-year anniversary of the Closing Date. Notwithstanding the foregoing, the Lock-up Period shall terminate with respect to 50% of the Lock-up Shares on the date that the last reported sale price of the Company Shares equals or exceeds US$15 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

(e)            Notwithstanding anything the contrary under this Agreement, the restrictions set forth herein shall not apply to: (1) distributions to CORE Capital’s current or former general or limited partners, managers or members, shareholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing via dividend or share repurchase; (2) transfers by bona fide gift to a member of the Founder’s immediate family or to a trust, the beneficiary of which is CORE Capital, the Founder or a member of the Founder’s immediate family for estate planning purpose; (3) transfers to the Founder’s spouse; (4) transfers by virtue of the applicable laws upon the dissolution, winding-up or liquidation of CORE Capital, or by virtue of the laws of descent and distribution upon death of the Founder; (5) transfers pursuant to a qualified domestic relations order; or (6) transfers relating to the Company Shares or other securities convertible into or exercisable or exchangeable for the Company Shares acquired in open market transactions after the Closing; provided that in each case of the foregoing sub-clauses (1) through (5), each transferee has agreed to be bound by the terms of this Agreement.

(f)            In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Company being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

2.            Representations and Warranties.

(a)            Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (i) such party has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation; (ii) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (iii) such party is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary; (iv) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (v) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

(b)            CORE Capital hereby represents and warrants that no consent of or with any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance by CORE Capital of this Agreement or the consummation by CORE Capital of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CORE Capital to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c)            CORE Capital hereby represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by it will not (i) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents of CORE Capital, if and as applicable, (ii) conflict with or violate any Law, Governmental Order or required consent or approval applicable to CORE Capital or any of its properties or assets, or (iii) (1) violate, conflict with or result in a breach of, (2) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (3) result in the termination, withdrawal, suspension, cancellation or modification of, (4) accelerate the performance required by CORE Capital under, (5) result in a right of termination or acceleration under, (6) give rise to any obligation to make payments or provide compensation under, (7) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of CORE Capital under, (8) give rise to any obligation to obtain any third party consent or approval from any Person or (9) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of CORE Capital, except for any deviations from any of the foregoing clauses (ii) or (iii) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of CORE Capital to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.            Beneficial Ownership. CORE Capital hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Pre-Consolidation Shares, or any economic interest in or derivative of such Pre-Consolidation Shares, other than those Pre-Consolidation Shares set forth opposite CORE Capital’s name on Schedule A hereto. For purposes of this Agreement, the Company Shares beneficially owned by CORE Capital as set forth opposite its name on Schedule A hereto, and the Company Shares beneficially owned by CORE Capital as of Closing, are collectively referred to as the “Lock-up Shares”; provided that fifteen percent (15%) of the Company Shares owned by CORE Capital immediately after Closing shall not become (or otherwise be deemed as) Lock-up Shares and none of such Company Shares shall become subject to any of the transfer restrictions under Section 1 of this Agreement.

4.            No Additional Fees/Payment. The parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to CORE Capital in connection with this Agreement.

5.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and the SPAC in accordance with Section 11.1 of the Merger Agreement and to CORE Capital at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.            Disclosure. CORE Capital hereby authorizes the SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Listing Rules and/or by the SFO, CORE Capital’s identity and ownership of the relevant Pre-Consolidation Shares and the nature of CORE Capital’s obligations under this Agreement; provided, that prior to any such publication or disclosure the SPAC and the Company shall provide CORE Capital with an opportunity to review and comment on such announcement or disclosure, which comments the SPAC and the Company will consider in good faith.

7.            Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York applicable to contracts made and to be performed in that State, without regard to the conflict of laws principles thereof that would apply the laws of any other jurisdiction.

8.            Amendments and Waivers. This Agreement (a) cannot be amended or modified except by a writing signed by each of the parties hereto; and (b) cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

9.            Miscellaneous. The provisions of Sections 9.2 and 9.3, Sections 11.3 to 11.6 and Sections 11.8 to 11.14 of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Company Shareholder Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HYPEBEAST LIMITED

By:	/s/ Kevin Ma
Name: Kevin Ma
Title: Authorized Signatory

[Signature Page to Company Shareholder Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Company Shareholder Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CORE CAPITAL GROUP LIMITED

By:	/s/ Kevin Ma
Name: Kevin Ma
Title: Director

[Signature Page to Company Shareholder Lock-up Agreement]

Schedule A

Company Shareholder	Number of Pre-Consideration Shares
CORE Capital Group Limited	1,485,000,000

Addresses for Notice:

CORE Capital Group Limited
c/o 40/F, Cable TV Tower
No. 9 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong
Attn: Irene Cheung
Email: irene.cheung@hypebeast.com